Exhibit 99.1

               Daniel E. Steimle to Leave Board of Mitek Systems

   POWAY, Calif., Dec. 30 /PRNewswire-FirstCall/ -- Mitek Systems, Inc. (Nasdaq: MITK), a leading developer of check imaging and automated document processing solutions, today announced that Daniel E. Steimle resigned from the Company's Board of Directors effective December 22, 2003.

   "We sincerely appreciate Dan's many years of service to Mitek Systems. We thank him for his invaluable dedication and numerous contributions for the benefit of our shareholders. We wish him all the best and good luck with his future endeavors."

   With the departure of Mr. Steimle, the Company's board will consist of an equal number of independent and non-independent directors. The Company is conducting a search for a successor in order to comply with the Nasdaq Stock Market's majority board independence requirement going into effect next year.

   About Mitek Systems
   Mitek Systems is a premier provider of check imaging software and check fraud protection solutions for the banking industry, and an established global supplier of embedded software recognition engines. Mitek develops recognition technology using advanced neural networking techniques and deploys this expertise in fraud prevention, check, financial document and forms processing applications. These applications automatically process over 8 billion documents per year for a variety of OEMs, reseller partners and end users.
For more information about Mitek Systems, contact us at 14145 Danielson Street, Suite B, Poway, CA 92064; 858-513-4600 or visit our Web site at www.miteksys.com.

   Forward-Looking Statement Disclosure
   With the exception of historical matters, the matters discussed in this news release are forward-looking statements that involve risks and uncertainty. Forward-looking statements include, but are not limited to, statements relating to the development and pace of sales of the Company's products, expected trends and growth in the Company's results of operations, projections concerning the Company's available cash flow and liquidity, anticipated penetration in new and existing markets for the Company's products and the size of such markets, anticipated acceptance of the Company's products by existing and new customers, the ability of the Company to sustain any growth in sales and revenue and the increase in sales representatives and other personnel. The Company's actual results could differ in such forward-looking statements. There can be no assurance that the Company will achieve the results set forth herein. Mitek and Mitek Systems are registered trademarks of Mitek Systems, Inc. All other product or company names may be trademarks or registered trademarks of their respective holders.

   For further information please contact: James B. DeBello of Mitek Systems, Inc., +1-858-513-4600, jdebello@miteksys.com.

SOURCE  Mitek Systems, Inc.
   -0-                             12/30/2003
   /CONTACT: James B. DeBello of Mitek Systems, Inc., +1-858-513-4600, jdebello@miteksys.com/
   /Web site:  http://www.miteksys.com /
   (MITK)

CO:  Mitek Systems, Inc.
ST:  California
IN:  CPR STW ECM OTC
SU:  PER